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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                           ----------------------

                                  FORM 8-K


                               CURRENT REPORT

                      Pursuant to Section 13 and 15(d)
                   of the Securities Exchange Act of 1934


Date of Report (Date of earliest event
reported):  June 24, 1994

                    Brown & Sharpe Manufacturing Company
                 ------------------------------------------
           (Exact name of registrant as specified in its charter)



         Delaware             1-5881              050113140
         --------             ------              ----------
       (State or other  (Commission File No.)  (I.R.S. Employer
       jurisdiction of                         Identification No.)
       incorporation)



                      Precision Park, 200 Frenchtown Road
                       North Kingston, Rhode Island 02852
          -----------------------------------------------------------
             (Address of principal executive offices and zip code)


      Registrant's telephone number, including area code:  (401) 886-2000

Item 5.  Other Events

       On June 24, 1994, Brown & Sharpe Manufacturing Company (the "Company") entered into an Acquisition Agreement dated as of June 10, 1994 (the "DEA Acquisition Agreement") with Finmeccanica S.p.A., an Italian corporation ("Finmeccanica"), for the Company to acquire from Finmeccanica all the outstanding capital stock of DEA S.p.A. ("DEA").

       DEA, a worldwide leader in the manufacturing and marketing of high precision coordinate measuring machines ("CMMs") and related accessories, software and services, had 1993 net sales and operating profit of approximately $110.7 million and $5.4 million, respectively. DEA derives over half of its revenues from medium-to-large vertical and horizontal-arm CMMs used principally in automotive and aerospace end markets and also derives a significant portion of its revenues through the sale of upgrades, enhancements, replacement parts and services. The Company believes that DEA's large vertical and horizontal CMM products, as well as DEA's distribution capabilities in Europe, South America, the Middle East, India and China, will complement and strengthen the Company's CMM product line and distribution network.

       The Company's plan for integrating DEA, Ets. Pierre Roch S.A., based in France ("Roch"), and Roch's German affiliate, Mauser Prazisions-Messmittel Gmbh ("Mauser") (Roch and Mauser were acquired in March 1994) anticipates cost savings (before one-time implementation cash costs) of nearly $8 million to be realized within the first twelve months of combined operations. The Company expects to achieve these savings primarily by eliminating duplicative administrative and sales personnel and facilities, duplicative marketing expenses such as advertising and trade shows and some redundant design engineering activities, including personnel. The Company expects to realize total annual savings of approximately $14 million after 24 months of combined operations through these actions, further reductions in selling and administrative expenses, rationalization of European manufacturing facilities and reductions in associated manufacturing overhead costs. The Company expects to spend approximately $12.3 million in severance and other one-time cash costs in eliminating these duplicative operations and taking other planned measures intended to produce these savings. These cost savings do not include savings that may result from consolidation of certain manufacturing operations or from other synergies, although the Company intends to evaluate such opportunities following the closing of the DEA Acquisition. Due to the inherent risks in integrating separate operations, in particular operations located in different countries and that in the aggregate are large in relation to the Company, there can be no assurance that the Company will realize anticipated cost savings or realize the savings in the contemplated timetable, or that as a result of its decentralized management or other factors the Company will not experience unanticipated one-time or ongoing costs or difficulties in implementing the integration of DEA, Roch and Mauser into the Company. In addition, there can be no assurance that following these acquisitions the Company's net sales will not be adversely affected by planned cost cutting measures, possible discontinuance of certain similar products, customers' desire to maintain alternative sources of supply or for other reasons. Further, there can be no assurance that following these acquisitions the Company's management and organizational structure will be adequate to manage a business that is substantially larger than the Company prior to the acquisitions.

       The DEA Acquisition Agreement provides that the purchase price for the DEA Acquisition consists of 3,450,000 shares of the Company's Class A Common Stock. Prior to the closing, Finmeccanica will assume or discharge all indebtedness for borrowed money of DEA net of cash in excess of L0.8 billion, other than an amount to remain outstanding on the closing, which amount is determined as of July 31, 1994 (the "Pricing Date") pursuant to a formula in the DEA Acquisition Agreement. The Company estimates that approximately $13.8 million aggregate principal amount of DEA indebtedness will remain outstanding at the closing. The purchase price is subject to a post-closing adjustment based upon a comparison of adjusted net asset value (as defined in the DEA Acquisition Agreement) of DEA as of June 30, 1993 and adjusted net asset value of DEA as of the Pricing Date (as defined and calculated in accordance with a formula in the DEA Acquisition Agreement) and after taking into account the withdrawal by Finmeccanica of cash generated from the non-recourse factoring of a mutually agreed amount of receivables of DEA prior to the Pricing Date (and after reflecting an additional adjustment relating to any difference between the estimated July
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31, 1994 amount of indebtedness of DEA to be discharged by Finmeccanica and the actual amount, as finally determined, of such indebtedness as of July 31, 1994). If the post closing adjustment indicates an increase or a decrease in the purchase price, then either the Company will issue to Finmeccanica an additional number of shares of Class A Common Stock with a value equal to such positive difference or Finmeccanica will make a cash payment to the Company equal to such negative difference. However, if such positive or negative difference is less than $500,000, no adjustment will be made. The amount of any purchase price adjustment will be conclusively determined, subsequent to the closing date of the DEA Acquisition, based upon the specified calculations and the audited combined balance sheet as of July 31, 1994 of DEA and its subsidiaries as agreed between the parties under the procedures set forth in the DEA Acquisition Agreement. The obligations to complete the transactions contemplated by the DEA Acquisition Agreement are subject to the satisfaction (or waiver) of certain specified closing conditions.

       In connection with the DEA Acquisition, the Company and Finmeccanica will enter into a Shareholders Agreement (the "Shareholders Agreement") providing Finmeccanica with certain rights and obligations respecting its ownership of shares in the Company. Finmeccanica will be prohibited from acquiring any shares of the Company's stock if such acquisition would increase Finmeccanica's ownership above approximately 40% on a fully-diluted basis (as defined in the Shareholders Agreement) until December 31, 1998, or earlier upon the happening of certain specified events. The Shareholders Agreement will provide that so long as Finmeccanica owns at least 862,500 shares of the Company's Class A Common Stock, the Company may not issue any shares of its Class A Common Stock or equity securities exercisable, exchangeable or convertible into shares of Class A Common Stock ("Derivative Securities") to any third party, other than certain specified exclusions (including shares issued on conversion of the Company's 9 1/4% Subordinated Convertible Debentures due 2005 and up to 400,000 shares issuable upon the exercise of stock options), without first offering to Finmeccanica the right to purchase that percentage of the Company's equity securities such that Finmeccanica's percentage ownership of the Company's Common Stock on a fully-diluted basis (as defined in the Shareholders Agreement) does not decrease. In addition, Finmeccanica will not sell any of the Company's equity securities to any third party until the expiration of two years after the closing of the DEA Acquisition, and upon the expiration of two years may sell securities to a third party only after offering the Company the first opportunity to purchase such shares other than sales pursuant to a registered public offering pursuant to Finmeccanica's registration rights and sales pursuant to Rule 144 under the Securities Act of 1933.

       The Shareholders Agreement also provides that the Company will increase the number of its directors from seven to ten and will use reasonable best efforts to cause to be elected to the board of directors three nominees designated by Finmeccanica for respective terms expiring at the 1995, 1996 and 1997 annual meeting of shareholders. At such time as Henry D. Sharpe, Jr. ceases to be a director of the Company, Finmeccanica will thereafter be entitled to only a total of two nominees on the board plus a third nominee, who may not be an employee of Finmeccanica but shall be an experienced executive or advisor to industrial businesses, selected by Finmeccanica, subject to approval by the Board of Directors of the Company, that may not be unreasonably withheld. In any event, Finmeccanica shall be entitled to two nominees on the board of directors while it owns at least 1,250,000 shares of Class A Common Stock and one nominee on the board of directors while it owns at least 375,000 shares of Class A Common Stock. Under the terms of a letter agreement between Henry D. Sharpe, Jr. and Finmeccanica, Henry D. Sharpe, Jr. will agree to vote all shares of the Company's stock as to which he has sole voting power in favor of the Finmeccanica nominees on the Company's board of directors. The Shareholders Agreement provides that Finmeccanica will vote its shares of Class A Common Stock in favor of the election as directors of the Company all the nominees selected by the Company's board of directors.

       The DEA Acquisition Agreement provides that Finmeccanica or any of its affiliates may not compete with any metrology business related to CMMs conducted by the Company on the closing date of the DEA Acquisition for a period of five years after such closing date (other than as a result

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of up to 20% equity ownership of entities engaged in such a business).  The DEA
Acquisition Agreement also provides that the Company and Finmeccanica will indemnify each other against up to $10.0 million in damages (less the first $500,000) resulting from certain inaccuracies, misrepresentations or breaches of warranty or nonfulfillment of agreements and against certain specific contingencies.

       The foregoing description of certain terms of the DEA Acquisition Agreement and the Shareholders Agreement are qualified in their respective entireties by reference to the full text thereof, copies of which are included as Exhibits 1 and 2, respectively, to this report and are hereby incorporated by reference herein.

       In connection with the DEA Acquisition, on June 16, 1994, the Company amended the Rights Agreement, dated as of March 9, 1988 (the "Rights Agreement"), between the Company and The First National Bank of Boston, as Rights Agent, to provide that Finmeccanica shall not be deemed an Acquiring Person thereunder so long as it owns no shares of the Company's common stock other than shares of Class A Common Stock acquired pursuant to the DEA Acquisition Agreement or pursuant to the preemptive rights contained in the Shareholders Agreement. The foregoing description of the amendment to the Rights Agreement is qualified in its entirety by reference to the full text thereof, a copy of which is included as Exhibit 3 to this report and is hereby incorporated by reference herein.

       Also in connection with the DEA Acquisition, on June 27, 1994, the Company filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the "Registration Statement") with respect to its public offering of $75,000,000 aggregate principal amount of Senior Notes due 2002. The completion of the DEA Acquisition is a condition to the offering of the Senior Notes. The sections of the Registration Statement captioned "Summary - The Offering," "Pro Forma Combined Financial Statements," "Brown & Sharpe Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brown & Sharpe," "DEA Selected Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of DEA" are included as Exhibit 4 to this report and are hereby incorporated by reference herein.

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

Item 7.  Financial Statements and Exhibits

(c)   Exhibits.  The following exhibits are filed as part of this report.

Exhibit No.                Description                              Page No.
- - -----------                -----------                              --------

   1                       Acquisition Agreement
                           dated as of June 10,
                           1994 between the Company
                           and Finmeccanica.

   2                       Form of Shareholders Agreement
                           to be entered into between the
                           Company and Finmeccanica.

   3                       Amendment No. 3, dated
                           June 16, 1994, to Rights
                           Agreement, dated March 9,
                           1988 between the Company and
                           The First National Bank of
                           Boston, as Rights Agent.

   4                       Portions of the Company's
                           Registration Statement on
                           Form S-1 (File No. 33-54319)
                           filed with the Commission
                           on June 27, 1994.


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                                  SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.



                                     BROWN & SHARPE MANUFACTURING COMPANY



  Dated: June 27, 1994               By: /s/ Charles A. Junkunc
                                         ---------------------------------------
                                         Charles A. Junkunc
                                         Vice President and
                                         Chief Financial Officer



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